EXHIBIT 4.3
GUARANTEE AGREEMENT
by
METROCORP, INC.
METROCORP CAPITAL TRUST I
Dated as of November 1, 2001

i

     GUARANTEE AGREEMENT dated as of November 1, 2001 is executed and delivered by METROCORP, INC., a Delaware corporation (the “Guarantor”) having its principal office 1523 8th Street, East Moline, Illinois 61244, for the benefit of the Holders (as defined in the Trust Agreement, as defined below) from time to time of the Capital Securities (as defined below) of METROCORP CAPITAL TRUST I, a Delaware business trust (the “Issuer”).
Witnesseth:
     Whereas, pursuant to an Amended and Restated Trust Agreement dated as of even date herewith (the “Trust Agreement”) among the Guarantor as Depositor, the Property Trustee, the Delaware Trustee and the Administrators named therein, the Issuer is issuing $10,000,000 aggregate Liquidation Preference (as defined in the Trust Agreement) of its Floating Rate Cumulative Capital Securities (the “Capital Securities”) representing preferred undivided beneficial interests in the assets of the Issuer and having the terms set forth in the Trust Agreement;
     Whereas, the Capital Securities will be issued by the Issuer and the proceeds thereof, together with the proceeds from the issuance of the Issuer’s Common Securities (as defined in the Trust Agreement), will be used to purchase the Subordinated Note (as defined herein) of the Guarantor, which will be deposited with Wilmington Trust Company, as Property Trustee under the Trust Agreement, as trust assets; and
     Whereas, to induce the Holders of the Capital Securities to purchase the Capital Securities, the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth herein, to guarantee the payment and performance by the Issuer of the Guaranteed Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein;
     Now, Therefore, in consideration of the purchase by each Holder of the Capital Securities, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Holders from time to time of the Capital Securities:
Article I
Definitions
     As used in this Guarantee Agreement, the terms set forth below shall, unless the context otherwise requires, have the following meanings:
     “Guaranteed Payments” means the following payments or distributions due and payable by the Issuer with respect to the Capital Securities if and to the extent such payments are not fully and timely made by or on behalf of the Issuer: (i) any accumulated and unpaid Distributions (as defined in the Trust Agreement) required to be paid on the Capital Securities, to the extent the Issuer shall have funds on hand available therefor at such time, (ii) the redemption amount, including all accumulated and unpaid Distributions to the date of redemption (the “Redemption Amount”), with respect to any Capital Securities required to be redeemed or called for redemption by the Issuer, to the extent the Issuer shall have funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary termination, winding up or liquidation of the Issuer, the lesser of (a) the aggregate of the then applicable Liquidation Preference per Capital Security plus accumulated and unpaid Distributions on the Capital Securities to the date of payment, to the extent that the Issuer shall have funds available therefor at such time and (b) the amount of assets of the Issuer remaining available for distribution to Holders in liquidation of the Issuer (in either case, the “Liquidation Distribution”). The payments and distributions described in clauses (i) and (ii) above shall include, without limitation, payments and distributions, at the then applicable rate or rates provided in the Trust Agreement, scheduled to be made after the occurrence of a Bankruptcy Event with respect to the Trust, whether or not a claim for post-filing or post-petition interest or a similar claim would be allowed in any proceeding with respect to such Bankruptcy Event.
     “Subordinated Loan Agreement” means the Subordinated Loan Agreement dated as of even date herewith between the Guarantor and the Issuer.
     “Subordinated Note” means the Subordinated Promissory Note due November 1, 2031 issued by the Guarantor pursuant to the Subordinated Loan Agreement, or any instrument issued in replacement thereof.
Capitalized and other defined terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Trust Agreement as in effect on the date hereof.
Article II
Guarantee
Section 2.1. Guarantee. The Guarantor irrevocably, absolutely and unconditionally agrees to pay in full to the Holders of the Capital Securities the Guaranteed Payments (without duplication of amounts theretofore paid by or on behalf of the Issuer), as and when due, regardless of any defense, right of set-off or counterclaim which the Issuer may have or assert. The Guarantor=s obligation to make a Guaranteed Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders of the Capital Securities or by causing the Issuer to pay such amounts to such Holders.
Section 2.2. Waiver of Notice and Demand. The Guarantor hereby waives notice of acceptance of this Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Issuer or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

Section 2.3. Obligations Not Affected. The obligations, covenants, agreements and duties of the Guarantor under this Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:
     (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Capital Securities (or any document relating thereto) to be performed or observed by the Issuer;
     (b) the extension of time for the payment by the Issuer of all or any portion of the Distributions, Redemption Amount, Liquidation Distribution or any other sums payable under the terms of the Capital Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Capital Securities;
     (c) any failure, omission, delay or lack of diligence on the part of the Holders of the Capital Securities to enforce, assert or exercise any right, privilege, power or remedy conferred on such Holders pursuant to the terms of the Capital Securities (or any document relating thereto), or any action on the part of such Holders granting indulgence or extension of any kind;
     (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;
     (e) any invalidity of, or defect or deficiency in, the Capital Securities (or any document relating thereto);
     (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred;
     (g) any lack or limitation of the status, power, incapacity or disability of the Issuer or any trustee or agent thereof; or
     (h) any other circumstances whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 2.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.
There shall be no obligation of the Holders of the Capital Securities to give notice to, or obtain the consent of, the Guarantor with respect to the happening of any of the foregoing.
Section 2.4. Rights of Holders. The Guarantor expressly acknowledges that any Holder of the Capital Securities may institute a legal proceeding directly against the Guarantor to enforce its rights under this Guarantee Agreement without first instituting a legal proceeding against the Issuer or any other Person.
Section 2.5. Guarantee of Payment. This Guarantee Agreement creates a guarantee of payment and not of collection. This Guarantee Agreement will not be discharged except by payment of the Guaranteed Payments in full (without duplication of amounts theretofore paid by the Issuer).
Section 2.6. Subrogation. The Guarantor shall be subrogated to all (if any) rights of the Holders of the Capital Securities against the Issuer in respect of any amounts paid to such Holders by the Guarantor under this Guarantee Agreement; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Guarantee Agreement, unless and until the Guaranteed Payments have been indefeasibly paid in full. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders of the Capital Securities and to pay over such amount to such Holders.
Section 2.7. Independent Obligations. The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Capital Securities and that the Guarantor shall be liable as principal and as debtor hereunder to make Guaranteed Payments pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (h), inclusive, of Section 2.3 hereof.
Section 2.8. Rights upon Dissolution of Guarantor. In the event of any Bankruptcy Event (as defined in the Trust Agreement) of the Guarantor, each Holder of a Capital Security shall be entitled to obtain payment under this Guarantee, subject to the provisions of Article III, in respect of an amount equal to the full Liquidation Preference of such Capital Security (to the extent not previously paid by the Issuer or by the Guarantor) irrespective of the existence of any similar such case, proceeding, dissolution, liquidation or other winding up or event in respect of the Issuer or the existence of sufficient legally available funds and cash of the Issuer to pay such Liquidation Preference. The consolidation of the Guarantor with, or the merger of the Guarantor into, another Person or the liquidation or dissolution of the Guarantor following conveyance or transfer of its properties and assets substantially as an entirety to another Person upon the terms and conditions set forth in Section 7.04 of the Subordinated Loan Agreement shall not be deemed a Bankruptcy Event of the Guarantor for the purposes of this Section if the person formed by such consolidation or into which the Guarantor is merged or that acquired by conveyance or transfer such properties and assets substantially as an entirety, as the case may be, shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions set forth in such Section 7.04.
Article III
Covenants and Subordination
Section 3.1. Subordination. The rights of the Holders hereunder shall be subordinated to all Senior and Subordinated Debt (as defined in the Subordinated Loan Agreement) in the same manner and on the same terms, and shall rank pari passu with the rights of the Trust, as set forth in Article V of the Subordinated Loan Agreement.
Section 3.2. Pari Passu Guarantees. The obligations of the Guarantor under this Guarantee Agreement shall rank pari passu with the obligations of the Guarantor under any similar guarantee agreements issued by the Guarantor on behalf of the holders of securities similar to the Capital Securities and issued by any statutory business trust or similar entity established by the Guarantor.
Section 3.3. Subordinated Loan Agreement Covenants. The Guarantor agrees that the covenants made in Article VII of the Subordinated Loan Agreement have been made for the benefit of the Holders of the Capital Securities and such covenants shall be incorporated herein as if fully stated herein.
Article IV
Termination
Section 4.1. Termination. This Guarantee Agreement shall terminate and be of no further force and effect upon (i) the date on which full payment has been made of all amounts payable to all Holders of the Capital Securities (whether upon redemption, liquidation, exchange or otherwise) and no Capital Securities remain outstanding or (ii) termination of the Trust as provided in Section 9.3 of the Trust Agreement. Notwithstanding the foregoing, this Guarantee Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any Holder of the Capital Securities must restore, return or repay payment of any sums paid with respect to Capital Securities or this Guarantee Agreement.

Article V
Miscellaneous
Section 5.1. Successors and Assigns. All guarantees and agreements contained in this Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Capital Securities. Except in connection with a consolidation, merger or sale involving the Guarantor that is permitted under Section 7.04 of the Subordinated Loan Agreement and pursuant to which the successor or assignee agrees in writing to perform the Guarantor’s obligations hereunder, the Guarantor shall not assign its obligations hereunder. References in this Guarantee Agreement to “Holders of the Capital Securities” shall be deemed to refer to such Holders at the relevant time.
Section 5.2. Amendments. This Guarantee Agreement may only be amended, or performance hereunder by the Guarantor waived, with the prior approval of the Holders of not less than a majority of the Liquidation Preference of the Capital Securities.
Section 5.3. Notices. Any notice, request or other communication required or permitted to be given hereunder shall be in writing, duly signed by the party giving such notice, and delivered, telecopied (if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service, charges prepaid) or sent by a recognized overnight delivery service (charges prepaid) as follows:
     (a) if given to the Guarantor, to the address set forth below or such other address, facsimile number or to the attention of such other Person as the Guarantor may give notice to the Holders:
MetroCorp, Inc.
1523 8th Street
East Moline, Illinois 61244
Facsimile No.:(390) 752-9232
Attention: General Counsel
     (b) if given to the Issuer, at the Issuer’s address set forth below or such other address as the Issuer may give notice to the Holders:
MetroCorp Capital Trust I
1523 8th Street
East Moline, Illinois 61244
Facsimile No.:(390) 752-9232
Attention: General Counsel

with a copy to:
Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-0001
Facsimile No.: (302) 651-8882
Attention: Corporate Trust Administration — MetroCorp Capital Trust I
     (c) if given to any Holder, at the address set forth on the Securities Register.
     All notices hereunder shall be deemed to have been given when received in person, telecopied (if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service, charges prepaid), or sent by a recognized overnight delivery service (charges prepaid), except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.
Section 5.4. Benefit. This Guarantee Agreement is solely for the benefit of the Holders and is not separately transferable from the Capital Securities.
Section 5.5. Governing Law. This Guarantee Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Illinois (without regard to conflict of laws principles.)
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     In Witness Whereof, the undersigned has executed this Guarantee Agreement as of the date first above written.

METROCORP, INC.

By:	/s/ Gary D. Andersen

Name: Gary Andersen Title: President